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                                    May 20, 2005



IQ Biometrix, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores, CA 94065

Ladies and Gentlemen:

      We have acted as counsel to IQ Biometrix, Inc., a Delaware corporation ("Parent"), in connection with the preparation and execution of the Agreement and Plan of Merger (the "Agreement") dated as of April 13, 2004, by and among Wherify Wireless, Inc., a California corporation ("Company"), Wherify Acquisition Inc., a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Parent.

      Pursuant to the Agreement, Merger Sub will merge with and into Company (the "Merger"), the separate corporate existence of Merger Sub will cease and Company will become a wholly-owned subsidiary of Parent.

      Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

      In delivering our opinion regarding certain United States federal income tax consequences of the Merger, we have reviewed and relied upon (without any independent investigation) the truth and accuracy, at all relevant times, of the facts, statements, covenants, descriptions, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

      1.    The Agreement;

      2. Certificates of officers of Parent, Merger Sub, and Company, respectively (the "Officers' Tax Certificates");

      3. The Registration Statement delivered to the shareholders of the Company in connection with the solicitation of their approval of the Merger (the "Registration Statement"); and

      4. Such other instruments and documents related to the formation, organization, and operation of Parent, Merger Sub, and Company and related to the Merger, as we have deemed necessary or appropriate.

        LONDO NNEW   YORK LOS   ANGELES SAN   FRANCISCO   WASHINGTON,
                 D.C.    PHILADELPHIA    PITTSBURGH    OAKLAND

            MUNICH   PRINCETON   FALLS CHURCH   WILMINGTON   NEWARK
              MIDLANDS, U.K.   CENTURY CITY   RICHMOND   LEESBURG

                                  reedsmith.com

IQ Biometrix, Inc.                                              [LOGO ReedSmith]
May 20, 2005
Page 2

      In connection with rendering this opinion, we also have assumed (without any independent investigation) that:

      1. Original documents (including signatures thereto) submitted to us are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are prerequisites to effectiveness thereof;

      2. All representations, warranties, and statements made or agreed to by Parent, Merger Sub, Company, their managements, employees, officers, directors, and shareholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto), the Registration Statement and the Officers' Tax Certificates are true and accurate at all relevant times and no actions have been (or will be) taken which are inconsistent with such representations;

      3.    All  covenants  contained  in  the  Agreement   (including  exhibits
            thereto) and the Officers' Tax Certificates are performed without waiver or breach of any material provision thereof;

      4. The Merger will be reported by Parent and Company on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

      5. Any representation or statement made in any of the documents referred to herein "to the knowledge" of any person or party or similarly qualified is correct without such qualification.

      Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

      1. If the Merger is consummated in accordance with the provisions of the Agreement and the statements set forth in the Officers' Tax Certificates are true and correct as of the Effective Time, then, for United States federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

      2. The description of the United States federal income tax consequences appearing under the heading "Material Tax Consequences" in the Registration Statement accurately describes the material United States federal income tax consequences of the Merger under existing law, subject to the limitations, conditions, qualifications, assumptions and reliance described therein.

      This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

IQ Biometrix, Inc.                                              [LOGO ReedSmith]
May 20, 2005
Page 3

      This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

      No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate through the Effective Time and at all relevant times thereafter. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

      This opinion is intended for the benefit of Company and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person or entity without our prior written consent.

                                    Very truly yours,



                                    REED SMITH LLP